UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     March 2, 2011

WEYCO GROUP, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	0-9068	39-0702200
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 W. Estabrook Blvd. P. O. Box 1188 Milwaukee, WI	53201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 414-908-1600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

As previously announced, on March 2, 2011, Weyco Group, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with The Combs Company (“Combs”) and William G. and Sue Combs, the individual shareholders of Combs, pursuant to which the Company purchased 100% of the outstanding stock of Combs. Combs is the owner of the BOGS and Rafters footwear brands. The purchase price was $29.4 million in cash, plus assumed debt of $3.5 million and contingent payments after two and five years, which are dependent upon Combs achieving certain performance measures. At the acquisition date, the Company estimates the discounted fair value of the two contingent payments to be approximately $9.8 million in total.

The February 28, 2011 balance sheet of Combs was not available as of the date of this report, which precluded disclosures regarding the fair value of assets acquired and goodwill. Combs’ sales for its most recent fiscal year ended December 31, 2011 were approximately $27 million.

The transaction was funded with available cash and borrowings under the Company’s existing $50 million revolving line of credit.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference.

Item 2.01             Completion of Acquisition or Disposition of Assets.

The information provided above in response to Item 1.01 is hereby incorporated by reference into this item 2.01.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

2.1
Stock Purchase Agreement, dated as of March 2, 2011, by and among Weyco Group, Inc., The Combs Company, d/b/a BOGS Footwear, William G. Combs and Sue Combs (excluding certain schedules and exhibits referred to in the agreement, which the registrant hereby agrees to furnish supplementally to the SEC upon request of the SEC).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2011	WEYCO GROUP, INC.

/s/ John Wittkowske
John Wittkowske
Senior Vice President/CFO

Exhibit Index

2.1           Stock Purchase Agreement, dated as of March 2, 2011, by and among Weyco Group, Inc., The Combs Company, d/b/a Bogs Footwear, William G. Combs and Sue Combs (excluding certain schedules and exhibits referred to in the agreement, which the registrant hereby agrees to furnish supplementally to the SEC upon request of the SEC).